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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

                    CERTIFICATION AND NOTICE OF TERMINATION
                      OF REGISTRATION UNDER SECTION 12(g)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 000-24549

                        TELEBANC FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)

                          1111 North Highland Street
                           Arlington, Virginia 22201
                                (703) 247-3700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
           (Title of each class of securities covered by this Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [X]                   Rule 12h-3(b)(1)(i)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]                   Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)     [ ]                   Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]                   Rule 12h-3(b)(2)(ii)    [ ]
                                                    Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice
 date:   1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Telebanc Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 12, 2000                By: /s/ Mitchell H. Caplan
                                           -------------------------------
                                           Mitchell H. Caplan
                                           President and Chief Executive Officer